EXHIBIT 99.1

SENOMYX ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

Recent Accomplishments Include:

•                  Decision by Nestlé SA to select a new flavor ingredient for evaluation of commercial potential in the coffee and coffee whitener fields

•                  Extension of discovery and development program with Ajinomoto Co., Inc.

•                  Extension of collaborative research and license agreement with Campbell Soup Company

•                  Initiation of development activities to support regulatory filings for Bitter Blockers S0812 and S6821

SAN DIEGO, CA — May 7, 2009 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the first quarter ended March 31, 2009.  As of March 31, 2009, the Company had approximately $33 million in cash, cash equivalents, and investments available-for-sale and no debt.

“Senomyx started 2009 with the extension of our collaborative agreements with Ajinomoto and Campbell, as well as notable progress in our Discovery & Development programs,” said Kent Snyder, President and Chief Executive Officer of the Company.  “We are gratified that our ongoing scientific advances have led to continued support from our world-class partners.

“Most recently, Nestlé, the world’s largest food and beverage company and a partner for several of Senomyx’s Discovery & Development programs, selected a new flavor ingredient discovered by Senomyx for advancement into the development phase.  Selection occurs when a partner determines that a new flavor ingredient has met their requirements for initiation of development activities and evaluation of commercial potential,” Snyder stated.  “The ingredient selected by Nestlé is intended to be used in the coffee and coffee whitener fields.  Nestlé is also continuing to assess an additional flavor ingredient for potential future selection in the same fields.”

Development phase activities conducted by Senomyx include scale-up production and safety studies to support regulatory filings for new flavor ingredients in the U.S. and elsewhere.  The Company initiates these activities upon demonstration of desired taste effects and other important characteristics.  Development activities are ongoing for S6973, a highly effective enhancer of sucrose (table sugar).  In addition, Senomyx is conducting development activities for two promising bitter blockers, S0812 and S6821.  “It is rewarding that Senomyx currently has several new flavor ingredients that met the prerequisites for further development towards commercialization,” Snyder said.

“We are also very pleased that Firmenich, Senomyx’s worldwide partner for commercialization of S2383, our novel enhancer of the high intensity sweetener sucralose, has started conducting product presentations.  These include application demonstrations with their customers, which have received positive feedback,” Snyder noted.  Preliminary taste testing by Firmenich has indicated that when included in a flavor system, S2383 has the potential to provide an improved taste compared to sucralose alone.

Senomyx is also continuing to increase the number of granted patents in its intellectual property portfolio of proprietary taste receptor technologies.  As of March 31, 2009, Senomyx is the owner or exclusive licensee of 157 issued patents and 390 pending patent applications in the U.S., Europe, and elsewhere.

Program Updates:

•              Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s savory flavors with other ingredients to create unique new flavors.  Nestlé is continuing to market a small number of new bouillon and culinary aid food products that contain Senomyx’s savory flavor ingredients in the Pacific Rim and Latin America.  Additionally, Nestlé is conducting product development and consumer testing with both new and reformulated established products in larger countries that are high-volume users of MSG.  Senomyx anticipates that Nestlé will initiate commercialization of established products containing the savory flavor ingredients later this year.

•              Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  During the fourth quarter of 2008 Senomyx received a GRAS (Generally Recognized As Safe) regulatory designation for S2383, a novel enhancer of the high-intensity sweetener sucralose.  In addition to enabling up to a 75% reduction of sucralose in product prototypes without compromising the sweet intensity or producing off-tastes, S2383 may impart an improved taste compared to sucralose alone when incorporated into a flavor system.  The GRAS status allows S2383 to be commercialized in the U.S. and other countries; Senomyx’s partner for S2383, Firmenich, has initiated pre-commercialization activities.

Regulatory-focused development activities that include definitive safety studies are ongoing for S6973, a sucrose enhancer that enabled up to 50% reduction of sugar in taste tests with beverage, yogurt, cereal, cookie, condiments, hard candy, and other product prototypes while maintaining the full sweet taste with no off-tastes.  A new advancement in the Sweet Enhancer Program is the discovery of a number of related sucrose enhancers that have other desirable physical properties that may allow potential use in a variety of products.  Evaluation of these new sucrose enhancers is continuing in parallel with the development activities for S6973.

Senomyx is using the Company’s proprietary sweet receptor screening technology to identify enhancers of fructose, a key component of high fructose corn syrup, a sweetener used in numerous food and beverage products.  Taste tests have been initiated with samples that demonstrated promising activity in the screening assay.  Senomyx plans to screen an additional 50,000 potential fructose enhancers during the year.

•              Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Senomyx has initiated development activities intended to support regulatory filings for two bitter blockers, S0812 and S6821.  The development phase includes scale-up manufacturing and safety studies.

Senomyx is also working with Solae on the discovery and development of bitter blockers that modulate and control bitterness in certain soy-based products.  New bitter blockers discovered by the Company provided a taste proof-of-concept with a representative soy sample from Solae.  Senomyx is now prioritizing optimization and additional taste tests.

•              Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Using proprietary screening assays based on SNMX-29, the protein Senomyx believes is the primary receptor responsible for human salt taste perception, the Company has identified more than 160 enhancers of both sodium chloride (table salt) and potassium chloride that are active in the assays.  These enhancers, which represent 12 diverse sample classes, provide numerous opportunities for the discovery of a new flavor ingredient that provides an appropriate salt taste effect.  The enhancers are being optimized to increase their potency and efficacy, and taste tests have been initiated.

•              Cool Flavor Program:  The goal of the Cool Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has initiated taste tests of samples that were active in the Company’s proprietary high-throughput screening assay designed to discover potential new cooling agents.  Samples that provided a weak cooling taste effect have been identified and are being evaluated further.

Financial Review:

Revenues for the first quarter of 2009 were $3.5 million, compared to $6.1 million for the same period in 2008. The decrease in revenue for the first quarter was due to $3.0 million in non-recurring upfront payment revenue in 2008 compared to none in 2009, partially offset by higher R&D and milestone funding and commercial revenue in 2009 compared to 2008.  Most significantly, under its collaboration with Ajinomoto, in 2007 the Company received an $8.0 million upfront payment; of which $2.7 million was recognized as revenue in the first quarter of 2008 and none of which was recognized as revenue in the first quarter of 2009.

Research and development expenses (including non-cash stock-based compensation expense) were $7.6 million for the first quarter of 2009 compared to $8.2 million for the same period in 2008.  The decrease was primarily due to lower costs related to scientific supplies and lower personnel expenses.

General and administrative expenses (including non-cash stock-based compensation expense) were $3.3 million for the first quarter of 2009 and 2008.

The net loss for the first quarter of 2009 was $7.3 million, or $0.24 per share, compared to a net loss for the same period in 2008 of $4.8 million, or $0.16 per share.

“The first quarter financial results for net loss and cash utilization were in-line with the Company’s expectations,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer. “We ended the first quarter with $33 million in cash and no debt.”

2009 Outlook:

“Based upon recent developments, Senomyx is updating our financial guidance for 2009,” Poyhonen stated.  “Nestlé’s selection of a flavor ingredient for development activities and evaluation of commercial potential marks the successful early conclusion of the discovery phase and the beginning of the development phase for this program.  Our amended agreement with Nestlé on this program will reduce the research funding period by one year and lower the funding that Senomyx will receive to reflect a commensurate reduction in our internal resources dedicated to the program.  The impact this year is a reduction of approximately $1.6 million in funding anticipated in our initial 2009 financial projections.  With this in mind, we are lowering our ranges for revenue guidance and total expense guidance by $2.0 million each.  We are not making any changes to our guidance on net loss, net loss per share, or net cash used in operating activities.

For the full year 2009, Senomyx now expects:

•         Total revenues of $18 million to $22 million

•         Total expenses of $46 million to $49 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•         Net loss of $24 million to $27 million

•         Basic and diluted net loss of $0.78 to $0.87 per share

•         Net cash used in operating activities between $16 million and $20 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-679-8033, and international callers should dial 617-213-4846, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 16029924.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=P8FDK4BBQ. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the presentation.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2009 financial results and anticipated financial condition; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value of S6973, S2383 and other sweetness enhancers; Senomyx’s ability or Firmenich’s ability to commercialize S2383 when anticipated and market acceptance of S2383; the progress and capabilities of Senomyx’s discovery and development programs including without limitation statements regarding our ability to successfully complete development activities for bitter blockers, S6973 and other sweetness enhancers and flavor ingredients; the status of ongoing discussions and the level of interest expressed by potential new collaborators; Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations; and Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages when anticipated or at all. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on current terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
John Poyhonen Senior Vice President, Chief Financial and Business Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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 Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Revenues
Development revenues	$3,333	$6,042
Commercial revenues	179	27
	3,512	6,069
Operating expenses:
Research and development (including $503 and $588 of non-cash stock-based compensation)	7,586	8,169
General and administrative (including $1,012 and $1,010 of non-cash stock-based compensation)	3,279	3,283
Total operating expenses	10,865	11,452

Loss from operations	(7,353)	(5,383)

Interest income	12	560

Net loss	$(7,341)	$(4,823)

Basic and diluted net loss per share	$(0.24)	$(0.16)

Weighted average shares used in computing basic and diluted net loss per share	30,761	30,534

Condensed Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$32,941	$40,106
Other current assets	1,905	942
Property and equipment, net	12,869	13,418
Total assets	$47,715	$54,466

Accounts payable, accrued expenses and other current liabilities	$5,930	$5,908
Deferred revenue	1,163	2,284
Leasehold incentive obligation	7,815	8,062
Deferred rent	1,317	1,272
Stockholders’ equity	31,490	36,940
Total liabilities and stockholders’ equity	$47,715	$54,466